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Exhibit 10.17

NON-COMPETITION AGREEMENT*

        This Non-Competition Agreement ("Agreement") is made this            day of                        ,            between Intrado Inc. ("Intrado"), by and through its Board of Directors' Compensation Committee, and [Name of Executive] ("Executive"), collectively referred to hereinafter as "the Parties."

        WHEREAS, Intrado is in the business of providing emergency communications software, services and systems, including 9-1-1 applications, data management and network systems that enable the delivery of 9-1-1 calls in the United States of America, along with notification services and other contemplated products and services including carrier billing software, services and systems, all of which are collectively known as Intrado's "Business;" and

        WHEREAS, Executive has served for many years as its [Title(s)] and has diligently served Intrado over the course of his employment with Intrado and its predecessors; and

        WHEREAS, Executive possesses specialized knowledge of Intrado's strategies, products, services, customers, employee skills and other confidential and proprietary trade secret information accumulated over time at great expense to Intrado, which trade secret information is of value to it and crucial to its business survival, and which provides Intrado with a demonstrable advantage over competitors; and

        WHEREAS, the Parties wish to provide for the terms and conditions by which Executive would receive compensation in exchange for his covenant to not compete with Intrado in the event of a "Change of Control" of Intrado as defined herein; and

        WHEREAS, the Parties agree that this Agreement is in the interest of Intrado and its shareholders.

        NOW THEREFORE, the Parties agree as follows:

        (1)   As used herein, "Change of Control" means any of the circumstances defined in Intrado's 1998 Stock Incentive Plan as either a "Change of Control" or a "Corporate Transaction." In the event of a Change of Control of Intrado, the following provisions will apply:

    (a)
    Except for termination of employment as a result of Executive's fraudulent conduct or theft involving the assets of Intrado or its affiliated companies, any termination of Executive's employment with Intrado, for any or no reason, will entitle Executive to the compensation delineated in paragraph 2 below and will also obligate Executive to not compete with Intrado as set forth in paragraph 3 below.

    (b)
    Executive may invoke his right to receive the compensation delineated in paragraph 2 below by voluntarily resigning his employment with Intrado. Such a resignation: (i) must be invoked within one year (365 consecutive days) following the date of the Change of Control, (ii) must be evidenced in writing and must be delivered to Intrado's Board of Directors not less than fourteen (14) days prior to the effective date of the resignation, and (iii) obligates Executive to not compete with Intrado, as set forth in paragraph 3 below, as of the effective date of such resignation.

    (c)
    The termination referenced in subsection 1(a), and the resignation referenced in subsection 1(b), shall each be referred to herein as a "Trigger." If a Trigger is activated, the compensation amount delineated in paragraph 2 may be taken, in the discretion of Executive, in cash, or as deferred compensation under Intrado's deferred compensation program or through a third party. Although, under the terms of this Agreement, Executive does not have an express or implied right to elect payment of such compensation in the form of Intrado common stock, nothing herein shall be deemed to prevent the Parties from discussing and subsequently agreeing to allow Executive to be paid in Intrado common stock so long as such an agreement is by mutual written agreement. In addition to such compensation, Intrado will provide and pay for, and

      Executive will be entitled to receive, one (1) year of health, retirement and life insurance benefits at the levels in effect for Executive as of the date of the Change of Control under (1)(a), or as of the date of resignation under (1)(b).

    (d)
    The Parties agree that the compensation delineated in paragraph 2 below is reasonable payment in exchange for Executive's covenant to not compete and is therefore not intended to be subject to application of Section 280G of the Internal Revenue Code ("I.R.C."). In the event a court or agency having competent jurisdiction determines that I.R.C. Section 280G applies to such compensation, then the following shall apply to this Agreement:

    (i)
    It is the objective of this Agreement to maximize Executive's Net After-Tax Benefit (as defined below) and give Executive an election to optimize the payment and benefits to which he is entitled hereunder;

    (ii)
    If it is determined that any payment or benefit would be subject to the excise tax imposed by I.R.C. Section 4999 or any interest or penalties with respect to such excise tax (referred to herein as the "Excise Tax"), then Intrado shall first make a calculation under which such payments or benefits are reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax (this calculation referred to herein as the "4999 Clawback"). Intrado shall then compare: (a) Executive's Net After-Tax Benefit (as defined below) assuming application of the 4999 Clawback, with (b) Executive's Net After-Tax Benefit without application of the 4999 Clawback. Executive shall be entitled to elect between (a) and (b) and shall notify Intrado of such an election within a reasonable time. "Net After-Tax Benefit" means the sum of: (i) all payments and benefits that Executive receives or is entitled to receive hereunder that would constitute a "parachute payment" within the meaning of Section 280G, less (ii) the amount of Excise Taxes imposed with respect to the payments and benefits described in (i) above by Section 4999. The determination of whether a payment or benefit is subject to the Excise Tax shall be made by tax counsel selected by Intrado and reasonably acceptable to Executive. The costs of obtaining the determination shall be paid by Intrado.

        (2)   If a Trigger is activated, then within ten (10) days of the date of the Trigger, Intrado or its successor will pay Executive an amount equal to the highest annual total compensation paid to Executive during the three (3) calendar years preceding the date of the Change of Control, multiplied by    (    ).** Such compensation calculation shall include salary and bonuses but not equity-based compensation.

        (3)   If a Trigger is activated, Executive agrees that, for    (    ) year(s)** from the date of his separation from Intrado as an employee, Executive, on his/her own behalf, on behalf of any individual, corporation, partnership, or other company, firm, business or organization, will not engage in the activities delineated in subsections (a) through (e) below in the United States of America or any foreign country where, as of the date of termination (pursuant to paragraph 1(a)) or voluntary resignation (pursuant to paragraph 1(b)), whichever is applicable, Intrado (i) has existing and paying customers or (ii) has invested a substantial amount of effort or money with the intent of obtaining paying customers and there is a reasonable probability at the time the Trigger is activated that such Intrado will obtain such customers during the non-competition period delineated in this paragraph 3 (the "Territory"):

    (a)
    compete with Intrado's Business by being associated with the creation, development or sale of products or services which are the same as or substantially the same as to those created, developed and/or sold by Intrado, its predecessors and/or successors;

    (b)
    compete with Intrado's Business by accepting employment or other remuneration from a competitor of Intrado, its predecessors and/or successors, where such competitor is engaged in creating, developing and/or selling products or services which are the same or substantially the same as those created, developed and/or sold by Intrado, its predecessors and/or successors;

    (c)
    solicit the business of any past, present or prospective customer or client of Intrado, its predecessors and/or successors, with respect to Intrado's Business, or interfere or attempt to interfere with any Business transaction, agreement, and/or relationship in which Intrado, its predecessors and/or successors, was, is or is contemplated to be involved as evidenced by good faith negotiations or proposals in the drafting stage;

    (d)
    solicit, recruit or otherwise attempt to persuade any employee, director level or above, to terminate his or her employment with Intrado and/or its successors; and/or

    (e)
    use, disclose, or otherwise communicate any specialized knowledge or other trade secret of Intrado, its predecessors and/or successors, as defined in Intrado's standard Nondisclosure Agreement and as referenced in paragraph 4 of this Agreement.

        (4)   The Parties agree that the purpose of the non-competition provisions of this Agreement: are designed to protect Intrado's trade secrets and the viability of Intrado's Business; are valid and enforceable, and, given the nature of Intrado's Business and the knowledge of its Business possessed by Executive, are narrowly drawn and reasonable, including in scope, duration and the Territory; are necessary for the protection of Intrado's trade secrets as that term is referenced in C.R.S. § 8-2-111(b) (1982, and any amendments thereto), as defined in C.R.S. § 7-74-102(4) (1986, and any amendments thereto) (the Colorado Uniform Trade Secrets Act), and as delineated in Intrado's standard Nondisclosure Agreement, incorporated herein by this reference; and apply to executive personnel and officers of Intrado, within the meaning of C.R.S. § 8-2-113(d) (1982, and any amendments thereto).

        (5)   The Parties agree that the mutual promises contained herein constitute good and valuable consideration for their entering into this Agreement.

        (6)   This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors, heirs, guardians and personal and legal representatives, but neither this Agreement nor any rights hereunder may be assigned by Executive without the consent in writing of Intrado and/or its successors.

        (7)   This Agreement, including the recitals in its prefatory clauses, represents the complete understanding among the Parties with respect to the subject matter hereof. This Agreement may not be changed orally and any modifications to it shall not be binding except by a writing signed by the Parties.

        (8)   The parties intend that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and the applicable public policies of the State of Colorado. If any particular portion of this Agreement is adjudicated by a Court of competent jurisdiction to be invalid or unenforceable, such determination shall only apply to that portion of the Agreement and the remaining covenants and restrictions shall nevertheless be enforceable to the fullest extent permissible under the laws and public policies applying thereto.

Intrado Inc. By and through its Board of Directors' Compensation Committee

Win Wade, Chairman	date
[Executive]

(signature)	date

*
Intrado Inc. has entered Non-Competition Agreements with the following executive officers: (1) George Heinrichs, President, Chief Executive Officer, Chairman of the Board and co-founder; (2) Stephen M. Meer, Chief Technology Officer and co-founder; (3) Lawrence P. Jennings, Chief Operating Officer; (4) Michael D. Dingman, Jr., Chief Financial Officer; (5) Craig W. Donaldson, Senior Vice President and General Counsel; and (6) Teri L. Depuy, Senior Vice President.

**
George Heinrichs and Stephen M. Meer are entitled to three (3) years of severance pay and must abide by a three (3) year non-compete. Lawrence P. Jennings and Michael D. Dingman, Jr. are entitled to two (2) years of severance pay and must abide by a two (2) year non-compete. Craig W. Donaldson and Teri L. Depuy are entitled to one (1) year of severance pay and must abide by a one (1) year non-compete.

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NON-COMPETITION AGREEMENT